FOR IMMEDIATE RELEASE                                                 Exhibit 99

   Reckson Service Industries Increases Investment In OnSite Access With High
      Caliber Private Equity Investor Group To Expand OnSite Into National
                  DSL-Based Integrated Communications Provider

                           $60 Million Equity Infusion

(MELVILLE, NEW YORK, April XX, 1999) - Reckson Service Industries, Inc. ("RSI") (OTC: RSII) today announced that the Company will increase its existing investment in OnSite Access, a DSL-based Integrated Communications Provider, as part of a definitive equity financing agreement in the amount of $60 million. This equity raise, which is intended to fund the national expansion of OnSite's broadband Internet, data and voice network, consists of RSI and a private equity investor group which includes Spectrum Equity Investors, Crosspoint Venture Partners, J.P. Morgan Capital, AT&T Ventures and Veritech Ventures. Upon completion of this investment, RSI will be the largest shareholder of OnSite Access with an approximate 33% interest on a diluted basis.

OnSite Access provides high band-width, high-availability digital telecommunications, high-speed Internet and data network services to the small and medium size business community, utilizing broadband DSL as a transport technology. OnSite's unique Building-Centric model focuses on forming long-term preferred provider agreements with landlords of multi-tenanted office buildings. Under the terms of these agreements, OnSite builds a proprietary high-speed communications network within the buildings, thereby eliminating the bandwidth bottlenecks in the "last foot" of the communications infrastructure. By aggregating the traffic of several tenants within a building, OnSite achieves significant economies of scale, allowing it to offer the tenants a bundled package of enhanced communications services at highly competitive prices. The building owners benefit from the addition of a no-cost, value-added amenity which also serves as a technology upgrade to their buildings, thereby attracting and retaining tenants.

Scott Rechler, RSI's President and Chief Executive Officer, stated, "We are very excited about this transaction - it not only represents a significant increase in valuation from our original investment, but by partnering with such experienced, high caliber private equity telecom investors OnSite is well positioned to execute its aggressive national expansion. Additionally, we look forward to continuing to work closely with OnSite's talented management team to facilitate the company's growth and development." Mr. Rechler added, "Strategic investments in innovate companies such as OnSite, that provide small to medium size businesses with the resources they need to be competitive, are central to establishing RSI as a leading provider of a wide range of value-added outsourced business services."

OnSite's President and Chief Operating Officer, Scott Jarus, said, "We are pleased to gain the financial and strategic support of this investor group. Their collective experience and expertise in the telecommunications and real estate sectors will greatly bolster our ability to achieve our strategic goals as we build a national network of broadband Internet, data and voice services." Mr. Jarus continued, "This is a tremendous opportunity for OnSite. The market already recognizes the potential of this industry, as evidenced by the valuations placed on companies providing broadband DSL services, such as Covad Communications (Nasdaq: COVD) and Rhythms Net Connections Inc. (Nasdaq: RTHM)."

OnSite Access, a premier DSL-based Building-Centric Communications Provider, has contracts to supply advanced telecommunications, high-speed Internet and data services over a convergent platform to tenants in over 36 million square feet of commercial real estate properties in the New York Tri-State area. OnSite Access' high-bandwidth, high-availability, "last foot" network provides cost-effective and feature-rich communications services to its customers, who are the tenants of these buildings. OnSite Access is headquartered in New York City. For more information, visit the Company's Web site at www.onsiteaccess.com.

Reckson Service Industries, Inc. is a provider of a complementary set of outsourced business services. RSI will continue to expand its services through acquisitions, and strategic investments and alliances. The Company provides these services primarily to small and medium size businesses and the mobile workforce of larger corporations.

Spectrum Equity Investors is a leading private equity firm focused on the communications industry. Founded in 1993, Spectrum currently manages three equity funds totaling $1 billion in capital. The firm's limited partners include prominent university endowments, foundations, pension funds, and corporations. Many of Spectrum's ventures pioneered the development and growth of highly successful industries, such as cellular telephone, wireless bypass, and competitive local and long distance voice and data services.

Crosspoint Venture Partners is an early stage equity investor with focused expertise in two strategic areas-the Net and Health Care. The partnership has a capital base of greater than $500 million, and is sponsored by well respected institutions, pension funds, university endowments, foundations and individuals. Crosspoint has offices in Northern and Southern California.

J.P. Morgan Capital, J.P. Morgan's private equity investment subsidiary, has committed over $2.5 billion of its own capital in private equity over the past fifteen years. Its portfolio includes investments in 16 countries and a number of industries including numerous investments in the Telecommunications, Media and Technology sectors. J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments and individuals.

AT&T Ventures was founded in 1992 as a venture capital partnership, to invest in information technology and service enabling companies in emerging growth markets. Drawing from three funds totaling $350 million, the firm provides capital to start-up and later stage companies in the following markets: wireless communications, Internet, value-added networking services, content and local service.

Veritech Ventures is an investment firm controlled by Jon Halpern who holds interests in technology, real estate and service sector industries. Veritech Ventures is based in Westchester, NY.

Certain  matters  discussed  within  this  press  release  are   forward-looking
statements within the meaning of the federal securities laws, and the transactions contemplated herein are subject to certain closing conditions.
Although  Reckson  Service  Industries  (RSI)  believes  that  the  expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from RSI expectations include changes in the business services industry, failure to consummate anticipated transactions, finding acquisition opportunities which meet its investment strategy, general economic conditions, competition, interest rates, available capital, conflicts of interests of management, and other risks detailed from time to time in the RSI reports filed with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and reports on Form 8-K.

                                                       # # #